David S. Wise
Senior Vice President
Human Resources & Information Technology
(281) 228-7268 Direct Line
(281) 283-5369 Facsimile

July 1, 2016

Douglas J. Manko
27514 Hurston Glen Lane
Katy, TX 77494

Dear Doug:

We are delighted to offer you employment with Cyberonics, Inc., a wholly-owned subsidiary of LivaNova PLC. (the “Company”) in the position of Chief Accounting Officer, reporting to Vivid Sehgal, Chief Financial Officer. Your employment will commence with the Company on July 18, 2016. We are confident that your background and accomplishments will complement the outstanding team we have assembled, and we are very excited about the prospect of having you join the Company.

The terms of our offer are set forth as follows:

Base Salary: You will be paid a bi-weekly salary of $11,347, equivalent to $295,022 annually.

Annual Bonus: You will be eligible to participate in the Company’s annual bonus program. The target amount of your annual bonus is 40% of your annual base salary. Your actual bonus can be more or less than the target amount based on our achievement of annual performance objectives. For 2016, we will guarantee you at least 50% of your target bonus amount prorated for the period of your employment.

Equity Award: You are eligible to receive an equity award following commencement of employment. The issuance of an equity award is subject to the approval of the Compensation Committee of the Company's Board of Directors. At the next opportunity following commencement of your employment, the Company will recommend approval of an equity award having a grant-date value as determined according to U.S. Generally Accepted Accounting Principles equivalent to 100% of your annual base salary.

Designated Insider: LivaNova PLC is a public company with shares traded on the NASDAQ Stock Exchange and the London Stock Exchange (LIVN). As such, all transactions in LivaNova securities, including common stock, stock options and other securities offered by LivaNova, are subject to the Securities Exchange Act of 1934. As a consequence of the information to which you will have access as an employee in this position, you will be classified as a “Designated Insider.” Upon acceptance of this offer, all your transactions involving LivaNova stock will be subject to LivaNova Policy LE 001, Insider Trading, regarding compliance with applicable securities regulations.

Benefits: In addition to the terms set forth above, the position you are being offered is eligible to participate in a variety of employee benefits, which currently include medical, vision and dental insurance coverage, basic life and accidental death and dismemberment insurance, short- and long-term disability coverage, a 401(k) retirement savings plan, and more, all in accordance with each plan’s provisions. Instructions on where to locate information concerning these benefits are available on request. Please keep in mind that each of these benefits and the plans governing them may be modified periodically throughout your employment at the Company’s discretion.

The Company complies with the Immigration Reform and Control Act of 1986 and the Immigration Act of 1990, which requires us to verify proof of identity and evidence of employment eligibility to work within the United States. On your first day of employment you will be expected to complete an I-9 Form, and present appropriate original documents in order to fulfill this federal obligation. Your employment with the Company is conditioned upon continued compliance with these requirements.

In addition, this employment offer is contingent upon satisfactory completion of a pre-employment background investigation which, depending on your position, may include but not be limited to, a review of academic records, employment history, consumer credit, criminal history, driving record, references, and drug screening, all of which have been initiated following your verbal acceptance of our offer. The results of the pre-employment background investigation must be satisfactory to the Company in its sole discretion. The Company may withdraw this offer without further obligation to you.

This letter is not a legally binding agreement, express or implied, to employ you and does not guarantee employment with the Company for any specific duration. You or the Company may terminate the employment relationship at will, with or without cause, at any time and for any reason. This letter is not intended to alter the employment-at-will relationship between you and the Company in any way. It does, however, supersede any other written and/or verbal representations made by any representative of the Company relative to your employment with the Company.

In the event of a dispute concerning this employment offer or your employment relationship with the Company, you and the Company agree to submit the matter to binding arbitration before a single arbitrator under the then-current rules of the American Arbitration Association.

If the terms and conditions of this offer of employment are acceptable to you, please sign this conditional offer letter. Should we not receive your signed offer letter by July 5, 2016, we will assume that it is not acceptable and that you have declined the offer.

We hope you look favorably upon this offer and choose to join the team.

Sincerely,

David S. Wise

Accepted and Agreed:

Date:
Douglas J. Manko